CONTACT: David N. Keys - 702/735-2200 ext.166


                       AMERICAN PACIFIC CORPORATION ADOPTS
                             STOCKHOLDER RIGHTS PLAN

Las Vegas, Nevada, August 3, 1999/PRNewswire/ -- American Pacific Corporation (Nasdaq National Market: APFC) announced today that its Board of Directors has adopted a Stockholder Rights Plan and has declared a dividend granting to its Stockholders the right to purchase one one-hundredth of a share of a new series of Preferred Stock for each share of Common Stock owned. The Plan is designed to encourage any potential buyer to negotiate appropriately with the Board prior to attempting a takeover, and to allow the Board to secure the best available transaction for all of the Company's Stockholders.

John R. Gibson, President and CEO of the Company stated, "The Company's present position makes the adoption of the Plan a prudent step to take at this time. As we previously announced, the Company has engaged Wasserstein Perella & Co., Inc. to serve as the Company's financial advisor in connection with the Board's review of strategic alternatives to maximize stockholder value. We have an obligation to our Stockholders not only to be open to and to respond appropriately to outside inquiries, but also to protect our Stockholders from potentially abusive takeover tactics designed to acquire our Company at an unreasonably low price. Our Rights Plan has been developed to serve the interests of our Stockholders and ensure they receive fair value for their investment in our Company. Our Plan has a feature that exempts from the provisions of the Plan certain offers that meet specified objective criteria The Plan also provides for a review of the terms thereof by the Company's non-employee directors every three years."

The Rights will be issued on August 16, 1999 to Stockholders of record on that date and the distribution will not be taxable to the Company's Stockholders. Initially, the Rights are not detachable from the Common Stock of the Company and are not exercisable. They would become detached from the Common Stock and immediately exercisable at the time any person or group becomes the beneficial owner of 20% or more of the Common Stock or 10 days after any person or group publicly announces a tender or exchange offer that would result in a 20% beneficial ownership level. The Company may redeem the Rights for $.001 each at any time before a buyer acquires a 20% position in the Company. Prior to such time, the terms of the Plan may be amended by the Board. The Rights will expire on August 2, 2009. Details of the Stockholder Rights Plan will be mailed to Stockholders.

The primary business of American Pacific Corporation is the manufacture of specialty chemicals. The Company is the sole producer in North America of ammonium perchlorate, or AP, which is the principal chemical component of solid propellants used in rocket and booster motors by NASA, the military and a growing number of commercial launch vehicles. American Pacific manufactures Halotron(TM), which replaces Halon as a fire suppressant in applications ranging from fire extinguishers to airport firefighting vehicles. The Company manufactures these chemicals in




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facilities  in Utah,  where it also  makes  sodium  azide,  a  primary  chemical component  of certain  automotive  airbag  systems.  Its other lines of business
include  the  production  of  environmental   protection   equipment,   and  the
development of real estate near Las Vegas, Nevada.



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